Exhibit 107

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

OVERSEAS SHIPHOLDING GROUP, INC.

(Name of Subject Company (Issuer))

SEAHAWK MERGECO., INC.
(Name of Filing Person - Offeror)
a wholly-owned subsidiary of

SALTCHUK RESOURCES, INC.
(Name of Filing Person - Parent of Offeror)

Table 1 - Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$524,133,077.35	(1)	.0001476	$77,362.04	(2)
Fees Previously Paid	$-			$-
Total Transaction Valuation	$524,133,077.35
Total Fees Due for Filing				$77,362.04
Total Fees Previously Paid				$-
Total Fee Offsets				$-
Net Fee Due				$77,362.04

(1)	Estimated solely for the purpose of calculating the filing fee. The transaction value was calculated by adding (a) the product of (i) $8.50 (the “Offer Price”) and (ii) 60,138,045 shares (including shares underlying restricted stock units) of common stock of Overseas Shipholding Group, Inc. (the “Company”) (each a “Share”), calculated as the difference between 75,341,599, the total number of outstanding Shares (including shares underlying restricted stock units), and 15,203,554, the number of Shares beneficially owned by Saltchuk Resources, Inc. as of June 6, 2024; (b) the product of (a) the difference between (1) the Offer Price and (2) an exercise price of $2.65 (the weighted-average exercise price of the in-the-money outstanding options) and (b) in-the-money stock options representing the right to purchase an aggregate of 1,478,756 Shares; and (c) the product of 507,535 shares of common stock underlying outstanding warrants, and $8.49, which is the difference between the Offer Price and the weighted average exercise price of $0.01 per share of the underlying outstanding warrants. The calculation of the transaction value is based on information provided by the Company as of June 6, 2024.

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2024 beginning on October 1, 2023, issued August 25, 2023, by multiplying the transaction value by 0.00014760.

2

Table 2 - Fee Offset Claims and Sources

Inapplicable.

3